                                                                     Exhibit 2.3

                               CLOSING AGREEMENT

     THIS CLOSING AGREEMENT (this "Agreement"), dated as of August 16, 2001, is
                                   ---------
entered into by and among CABOT OIL & GAS CORPORATION, a Delaware corporation ("Acquiror" or "Cabot"), COG COLORADO CORPORATION, a Colorado corporation and
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wholly-owned subsidiary of Acquiror ("Merger Sub"), CODY COMPANY, a Colorado
                                      ----------
corporation ("Cody Company"), and CODY RESOURCES LP, a Colorado limited
              ------------
partnership ("Cody Resources"), in its capacity as Shareholder Representative
              --------------
and Attorney-in-Fact for all of the shareholders of Cody Company (the "Shareholders"). Acquiror and Merger Sub are sometimes referred to herein as
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the "Acquiror Companies" and the Acquiror Companies, Cody Company, the
     ------------------
Shareholders, and Cody Resources are referred to herein individually as a "Party" and collectively as the "Parties." All capitalized terms not otherwise
 -----                           -------
defined herein shall have the meanings ascribed thereto in the Merger Agreement.

                                    RECITALS
                                    --------

     WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger dated June 20, 2001, as amended by that certain Amendment to Agreement and Plan of Merger dated July 10, 2001 (as amended, the "Merger Agreement");
                                                         ----------------

     WHEREAS, the Parties now desire to enter into this Agreement so as to memorialize certain amendments and agreements with respect to the Merger Agreement that the Parties agreed to prior to Closing;

     WHEREAS, the provisions of this Agreement in no way diminish the rights and obligations of the Parties under the provisions of the Merger Agreement that are not amended by this Agreement.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

                                   ARTICLE I
                              SPECIFIC AGREEMENTS

     Section 1.01.  Closing Date / Determination Date.  The Closing shall occur
                    ---------------------------------
on Thursday, August 16, 2001, at 9:00 a.m. (Denver time), and the Determination Date shall be Friday, August 10, 2001, for all purposes of the Merger Agreement.

     Section 1.02.  Title Defects / Interest Additions.  Prior to the Closing
                    ----------------------------------
(i) Acquiror will not submit a Defect Notice with respect to any Title Defect or an Environmental Defect Notice with respect to any Environmental Defect pursuant to section 7.01 or section 7.04 of the Merger Agreement, (ii) Cody will not submit any claim of an Interest Addition as to any Asset pursuant to section 7.03 of the Merger Agreement, and (iii) there will not be any adjustment to the Merger Consideration for Title Defect Adjustments, Environmental Adjustments, or Interest Addition Adjustments pursuant to section 2.05(a) or section 2.05(e) of the Merger Agreement. If, following the Closing, Acquiror provides a Post-Closing Defect Notice pursuant to section 8.14 of the Merger Agreement or asserts a claim for indemnification under section 8.08(b) of the Merger Agreement for any breach of the representations and warranties contained in section 4.09 of the Merger Agreement, the Shareholders shall have seven days from receipt of such Post-Closing Defect Notice or such notice of environmental indemnification claim to assert in writing, in accordance with the procedures set forth in the Merger Agreement, Interest Additions pursuant to section 7.03 of the Merger Agreement. To the extent the aggregate amount of Acquiror's Post-Closing Defects and environmental indemnification claims (as such amounts are either agreed to by the Shareholders or determined in accordance with the provisions of section 8.14 or section 8.08, respectively, of the Merger Agreement) exceed the Cody Energy Indemnification Deductible, any Interest Addition calculated in accordance with section 7.03 of the Merger Agreement (as either agreed to by Acquiror or determined in accordance with the dispute resolution provision of Article XI) shall offset any amounts due Acquiror from such Post-Closing Defects or environmental indemnification claims.

Section 1.03.  Positive Balance Sheet Adjustment.  At the Closing, the net pre-
               ---------------------------------
closing adjustments to the Merger Consideration under section 2.05 of the Merger Agreement shall equal a positive adjustment of $346,664 as a result of (i) a Positive Balance Sheet Adjustment of $432,348 relating to decreases in accounts payable to third-parties with respect to the C&K partnerships and (ii) a Negative Balance Sheet Adjustment of $85,684 relating to the amounts of two Duke Energy invoices and one Tricon invoice that were received prior to March 31, 2001, and not accrued on the March 31, 2001 Cody Energy balance sheet. Except as expressly provided in the Agreement Regarding Canadian Tax Liability Issue among the Parties, dated the date hereof, no other adjustments to the Merger Consideration will be made prior to or at the Closing.

     Section 1.04.  Executive Equity Appreciation Plan Payment And Holdback
                    -------------------------------------------------------
Distribution Agreement.
----------------------

            (a) If Cody Resources is required to make one or more payments to the "Executives" under the Executive Equity Appreciation Plan Payment And Holdback Distribution Agreement, dated August 8, 2001, among Cody Company, Cody Energy, Cody Resources, Rose M. Maestas, Gerald R. McLeland, George M. Simmons, Geoff C. Solich and Dan R. Taylor (the "Distribution Agreement") that constitute
                                        ----------------------
an Additional Payment (as defined in the Distribution Agreement) under the Distribution Agreement, and due to such Additional Payment (or an item giving rise to such Additional Payment), Cabot or an Affiliate of Cabot receives a deduction or credit which Cabot or an Affiliate of Cabot is entitled to retain under the Merger Agreement and which Cabot or an Affiliate of Cabot would not otherwise have received had such Additional Payment not occurred, then Cabot or such Affiliate of Cabot shall pay, at the time Cabot or such Affiliate of Cabot actually receives such Tax savings, to the Shareholder Representative the actual Tax savings produced by such deduction or credit. The amount of any such Tax savings for any period shall be the amount of the actual reduction in Taxes reflected on any Return for such period as compared to the Taxes that would have been reflected on such

Return in the absence of such deduction or credit. Any deduction or credit not resulting in an actual Tax savings for the taxable period to which it relates or for any earlier period shall be carried forward to succeeding taxable years or carried back to preceding taxable years until used to the extent permitted by law.

            (b) Cabot shall compute the amount of any such Tax savings payment required under Section 1.04(a) and certify the accuracy of such Tax savings payment to the Shareholder Representative which certificate shall be signed by the Chief Financial Officer of Cabot. If within 15 days of such certification the Shareholder Representative does not agree with the amount of such Tax savings payment, then Cabot and the Shareholder Representative shall each appoint a Tax Expert, and the two Tax Experts so appointed shall select a third Tax Expert to resolve the dispute. The Tax Experts may review Cabot's and its Affiliates' Tax Returns to compute such amount but must agree in writing on terms reasonably acceptable to Cabot that any review of such Returns will be confidential and that it will not share the contents of such Returns with any person other than Cabot and the Shareholder Representative. The majority of the Tax Experts shall issue a certification of their decision (in a form reasonably satisfactory to the Shareholder Representative) that the amount computed by them is accurate under the provisions of Section 1.04(a). The decision of a majority of the Tax Experts shall be binding on the Parties. All payments pursuant to this Section 1.04 shall be made within 30 days after the later of (i) the filing of the applicable Return for the period in which such deduction or credit results in a reduction in the Taxes paid by the entity receiving such deduction or credit and (ii) the decision by a majority of the Tax Experts under this
Section 1.04(b). All Tax savings payments pursuant to this Section 1.04 shall be treated by the Parties as additional Merger Consideration. The costs of such Tax Experts shall be borne equally by Cabot and the Shareholder Representative.

     Section 1.05.  Access to Records.  If Cabot submits a Post-Closing Defect
                    -----------------
Notice pursuant to section 8.14 of the Merger Agreement or a claim for indemnification pursuant to section 8.08 of the Merger Agreement, Cabot shall provide the Shareholder Representative, its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives reasonable access at reasonable times in accordance with Cabot's reasonable procedures to Acquiror's and its Subsidiaries' books and records related to such Post-Closing Defect or such indemnification claim. Such access shall be subject to the provisions of section 6.04(c) of the Merger Agreement and all information reviewed pursuant to this Section 1.05 shall be deemed Confidential Information under section 6.04(d) of the Merger Agreement. Cabot agrees to maintain such records so that they are reasonably accessible at Cabot's offices for one year after the Closing Date; however, if a Post-Closing Defect Notice is delivered or an indemnification claim asserted within such one-year period, the records related to such notice or claim shall be retained until such defect or claim is cured or resolved pursuant to the dispute resolution procedures of Article XI of the Merger Agreement.

     Section 1.06.  FCC License Transfer.  The Parties acknowledge that Federal
                    --------------------
Communications Commission ("FCC") consent is required to transfer FCC Wireless
                            ---
License, Call Sign WNKE 697 (the "License"), from Cody Company d/b/a A Bar A
                                  -------
Ranch to Cody Resources and that such consent has not been obtained as of the date of this Agreement. The appropriate FCC assignment document, FCC Form 603, has been submitted to, but has not yet been approved by the FCC. Acquiror, Cody Company, and Cody Resources each agree to execute and deliver after the Closing such further instruments and to take such further actions as may be reasonably requested by any other such party to accomplish the transfer of the License to Cody Resources and the approval thereof by the FCC.

     Section 1.07.  Excess Cody Energy Distributions.  Each of sections 2.05(b),
                    --------------------------------
2.05(c), 2.06(a), 2.07(c) and 6.01(a) of the Merger Agreement address certain distributions by Cody Energy to Cody Company in excess of certain Cody Energy related Tax obligations. The Parties currently estimate that the amount by which Cody Energy Adjustment Distributions exceed Cody Energy Adjustment Tax Liabilities is $5,567,501. Acquiror and Cody Company have entered into that certain letter agreement, dated August 16, 2001 (the "Section 2.07(c)
                                                      ---------------
Agreement"), concerning, among other things, the treatment of the "Section 2.07(c) Negative Adjustment" (as defined in the Section 2.07(c) Agreement) in accordance with sections 2.07(c) and 2.07(d) of the Merger Agreement. The Parties agree that the Section 2.07(c) Agreement and sections 2.07(c) and 2.07(d) of the Merger Agreement completely resolve all issues among the Parties as to distributions by Cody Energy to Cody Company in excess of Cody Energy related Tax obligations and that any adjustments related to such Tax obligations shall be resolved by the Section 2.07(c) Agreement and sections 2.07(c) and 2.07(d) of the Merger Agreement. There shall be no adjustments to the Merger Consideration at the Closing pursuant to section 2.05(b), section 2.05(c), section 2.06(a) or section 6.01(a) of the Merger Agreement or indemnification claims pursuant to section 8.08 of the Merger Agreement with respect to such distributions.

     Section 1.08.  Data Room Participants.  Exhibit A attached hereto sets
                    ----------------------   ---------
forth all parties that received confidential document packages from the Cody Energy data room and the status of the return of those materials.

     Section 1.09.  Employees.  Notwithstanding the provisions of section 8.05
                    ---------
of the Merger Agreement, the Parties agree that all Terminated Employees and Cody Energy Employees who are participants in the Supplemental Executive Retirement Plan shall receive payment of their benefit under such plan as soon as administratively practicable following the Closing and that payment of benefits under the Transaction Bonus Plan and Equity Appreciation Incentive Plan may be made by certified check or wire transfer.

     Section 1.10.  Language Clarifications.
                    -----------------------

               (a) Section 2.01(d). The reference in the first line of section 2.01(d) of the Merger Agreement to "All shares of the Cody Company Common Stock" shall be amended to refer to "All shares of the common stock of Merger Sub."

               (b) Section 8.08(f)(ii)(B). Section 8.08(f)(ii)(B) of the Merger Agreement is amended to include the phrase ", with respect to Cody Energy Liabilities," in the third line, between the words "Section 8.08(b) and" and "8.08(d)."

               (c) Section 8.11(j). Section 8.11(j) of the Merger Agreement is amended to provide that the second sentence thereof shall read in its entirety as follows:

     "If requested by the Cody Company Tax Representative or Acquiror, and if the request meets conditions (w), (x), (y) or (z) of this Section 8.11(j), Cody Company shall file an amended Return or a refund claim with respect to a Pre-Closing Period of Cody Company (referred to as an "Amended
                                                              -------
     Filing").";
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and to provide that the third sentence of Section 8.11(j) shall begin with the term "Cody Company" in the fifth line thereof.

            (d) Section 12.02(c). Notices given to the Shareholders or the Shareholders Representative pursuant to section 12.02(c) of the Merger Agreement shall include a copy to:

               Holme Roberts & Owen LLP
               1700 Lincoln Street, Suite 4100
               Denver, Colorado 80203
               Attention: Charles B. Bruce, Jr.
               Telephone: 303-866-0600
               Facsimile: 303-866-0200

            (e) Article IV Disclosure Schedule. The headings to the disclosure schedules with respect to Article IV of the Merger Agreement (the "Article IV Disclosure Schedules") include a reference to representations of the
 -------------------------------
Shareholders. The Parties acknowledge and agree that despite such references in the Article IV Disclosure Schedules, the Shareholders did not make representations in the Merger Agreement with regard to Article IV thereof.

            (f) Table of Appendices, Exhibits and Schedules. The Parties acknowledge and agree that the Merger Agreement did not have attached to it either a Schedule B (Permitted Encumbrances) or a Schedule 2.08 (Closing Balance Sheet Allowances).

     Section 1.11.  Satisfaction of Conditions.  The Parties agree that by
                    --------------------------
carrying out the Closing in accordance with the Merger Agreement and this Agreement, all conditions of the Closing are hereby deemed to have been satisfied or waived in accordance with Article IX of the Merger Agreement.

                                  ARTICLE II
                                 MISCELLANEOUS

     Section 2.01.  Compliance with Section 10.04 of the Merger Agreement.  The
                    -----------------------------------------------------
Parties agree that this Agreement amends the Merger Agreement in accordance with and in compliance with section 10.04 of the Merger Agreement, and each Party represents and warrants that it has taken, and covenants that it will undertake, any and all actions necessary so that the amendments made by this Agreement are validly made in compliance with section 10.04 of the Merger Agreement.

     Section 2.02.  Effect of Agreement.  Except as expressly set forth herein,
                    -------------------
this Agreement does not alter or modify any right or obligation any Party has under the Merger Agreement, and all terms and provisions of the Merger Agreement not otherwise expressly amended or altered by this Agreement shall remain in full force and effect.

     Section 2.03.  Counterparts.  This Agreement may be executed in multiple
                    ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first set forth above.


ACQUIROR
--------

CABOT OIL & GAS CORPORATION, a Delaware corporation

By:  /s/ Ray R. Seegmiller
     ---------------------
Title:  Chairman of the Board, Chief Executive Officer and President



MERGER SUB
----------

COG COLORADO CORPORATION, a Colorado corporation

By:  /s/ Ray R. Seegmiller
     ---------------------
Title:  Chairman of the Board, Chief Executive Officer and President



CODY COMPANY
------------

CODY COMPANY, a Colorado corporation

By:  /s/ Brown W. Cannon, Jr.
     ------------------------
Title:  President

CODY RESOURCES
--------------

CODY RESOURCES LP, a Colorado limited partnership, as Shareholder Representative under the Merger
Agreement and Attorney-in-Fact for the Shareholders

By:  Cody Resources Management LLC,
       a Colorado limited liability Company,
       its general partner


       By:  /s/ Brown W. Cannon, Jr.
            ------------------------
       Title:  President